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                                                                     EXHIBIT 2.2

                              AMENDED AND RESTATED
                    AGREEMENT AND PLAN OF TRANSFER OF ASSETS


         This AMENDED AND RESTATED AGREEMENT AND PLAN OF TRANSFER OF ASSETS ("the Agreement") is made and entered into on August 28, 1996 by and between SYGNET Communications, Inc. ("SYGNET"), an Ohio corporation, and
Sharron-Youngstown Cellular, Inc. ("Sharron"), an Ohio corporation;

         WHEREAS, SYGNET desires to transfer substantially all of its assets and business to Sharron solely for Common Shares of Sharron and the assumption by Sharron of all liabilities and obligations of SYGNET; and Sharron desires to acquire the assets and business of SYGNET, all as provided in this Agreement; and

         WHEREAS, SYGNET and Sharron desire to adopt a plan whereby SYGNET transfers all of its assets and liabilities to Sharron solely in exchange for Common Shares of Sharron so that pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended, the transaction is free from taxation; and

         WHEREAS, this Amended and Restated Agreement restates the Agreement and Plan of Transfer of Assets between the parties dated July 17, 1996; and

         NOW, THEREFORE, in order to consummate the Agreement and in consideration of the mutual benefits to be derived from that consummation and the mutual agreements set forth below, the parties agree as follows:


                                   ARTICLE I
                             ORGANIZATION OF SYGNET

         SYGNET is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power to carry on its business as now conducted, and is entitled to own, lease, and operate the property now owned, leased, or operated by it. SYGNET is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes qualification necessary.


                                   ARTICLE II
                              AUTHORITY OF SYGNET

         The execution of this Agreement by SYGNET, and all transactions contemplated by this Agreement, have been duly authorized by SYGNET's directors and shareholders. The execution of this Agreement by SYGNET and the consummation of the transactions contemplated by this Agreement do not and will not violate the provisions of SYGNET's Articles of Incorporation, Code of Regulations, or the provisions of any note of which SYGNET is the maker or of any indenture, agreement, or other instrument to which SYGNET is a party or by which SYGNET or its property is bound.




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                                  ARTICLE III
                            COMMON SHARES OF SHARRON

         On the Closing Date, Sharron shall deliver to SYGNET a certificate or certificates registered in the name of SYGNET for 100 Common Shares, no par value, of Sharron.

         Sharron's Common Shares to be delivered pursuant to this Agreement, when delivered, will have been duly and validly authorized and issued by Sharron and will be fully paid and nonassessable.


                                   ARTICLE IV
                    ACQUISITION OF SYGNET ASSETS BY SHARRON

         Upon the terms and subject to all of the conditions in this Agreement, SYGNET agrees to contribute to Sharron and Sharron agrees to receive from SYGNET as provided in this Agreement, on the Closing Date, all of the assets, property, and business of SYGNET as a going concern, owned by SYGNET on the Closing Date, of whatever kind and character, real and personal, tangible and intangible, known and unknown, and wherever located, and whether or not recorded on SYGNET's books, and including without limitation, its goodwill, its right to the use of its name, and all of its books and records (except its general ledgers and journals) relating to its business, but not including, however, the rights of SYGNET in, to, and under this Agreement, all capital stock of Sharron, Five Hundred Thousand Dollars ($500,000.00) in cash on deposit or such lesser sum as determined by the Board of Directors, SYGNET's charter to be a corporation, its stock record books, its corporate minute books, its corporate seal, and other corporate records having exclusively to do with its corporate organization and capitalization. All books and records retained by SYGNET shall be open for inspection by Sharron at any time during regular business hours after the Closing Date and Sharron may, at its own expense, make copies and excerpts from the books and records.

                                   ARTICLE V
          ASSUMPTION OF SYGNET LIABILITIES AND OBLIGATIONS BY SHARRON

         Sharron assumes and agrees to discharge all of the liabilities and obligations of SYGNET incurred prior to the Closing Date.

                                   ARTICLE VI
                     INSTRUMENTS OF CONVEYANCE AND TRANSFER

         The sale of the assets and properties of SYGNET as provided in this Agreement shall be effected by general warranty deeds, quit claim deeds, bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer and conveyance in a form that shall be effective to transfer SYGNET's business, properties, and assets, as contemplated by this Agreement, with all necessary documentary stamps (federal, state, and local) purchased, affixed and canceled, and as shall reasonably be required by Sharron or its counsel.

                                  ARTICLE VII
                               FURTHER ASSURANCES

         SYGNET agrees that it will, at any time and from time to time after the Closing Date, upon request of Sharron, do any further acts and execute, acknowledge, and deliver any further instruments that may in Sharron's reasonable opinion be necessary or advisable to confirm Sharron's title to and interest in, or to enable it to deal with and dispose of, any of the business, assets, and property to be sold under this Agreement.





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                                  ARTICLE VIII
                                    CLOSING

         The Closing, as that term is used in this Agreement, shall be the close of business September 30, 1996; or another date on which the parties shall mutually agree in writing, but in no event shall this Agreement Close prior to the Effective Time of the Amended and Restated Agreement and Plan of Merger of Wilcom Corporation With and Into SYGNET Communications, Inc. The place of Closing shall be the offices of SYGNET, in Canfield, Ohio. The time and date of the Closing are referred to in this Agreement as the Closing Date.


                                   ARTICLE IX
                                  CONSTRUCTION

         This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.




         IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Transfer of Assets on August 28, 1996.

                             SYGNET Communications, Inc.

                             By:       /s/ W.P. WILLIAMSON, III
                                      ------------------------------------------


ATTEST:                      Title:    Chairman
                                      ------------------------------------------

 /s/ LYNN WILLIAMSON
- --------------------
Secretary                    Sharron-Youngstown Cellular, Inc.

                             By:       /s/ ALBERT H. PHARIS, JR.
                                      ------------------------------------------



ATTEST:                      Title:    President
                                      ------------------------------------------

 /s/ LYNN WILLIAMSON
- --------------------
Secretary





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